This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities in any country or jurisdiction where such an offer would not be permitted.

August 2026

Preliminary Pricing Supplement - Subject to Completion

Dated August 20, 2026

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement STOCK-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

BofA Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due August 31, 2029

Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.

Fully and Unconditionally Guaranteed by Bank of America Corporation

Principal at Risk Securities

Contingent Income Auto-Callable Securities do not provide for the regular payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly coupon (plus any previously unpaid contingent quarterly coupons from prior determination dates), but only with respect to each determination date on which the determination closing price or final share price, as applicable, of the underlying stock is greater than or equal to 60% of the initial share price, which we refer to as the downside threshold price. In addition, if the determination closing price of the underlying stock is greater than or equal to the initial share price on any determination date prior to the final determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the related contingent quarterly coupon and any previously unpaid contingent quarterly coupons from prior determination dates. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be as follows: (i) if the final share price is greater than or equal to the downside threshold price, the stated principal amount and the contingent quarterly coupon with respect to the final determination date plus any previously unpaid contingent quarterly coupons from prior determination dates, or (ii) if the final share price is less than the downside threshold price, investors will be exposed to the decline in the underlying stock on a 1-to-1 basis and will receive a payment at maturity that is less than 60% of the principal amount of the securities and could be zero. Moreover, if on any determination date the determination closing price or final share price, as applicable, of the underlying stock is less than the downside threshold price, you will not receive any contingent quarterly coupon for that quarterly period on the related contingent payment date. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly coupons and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn contingent quarterly coupon payments at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons over the 3-year term of the securities. Investors will not participate in any appreciation of the underlying stock. The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The securities are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.

All payments on the securities are subject to the credit risk of BofA Finance, as issuer of the securities, and BAC, as guarantor of the securities. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	BofA Finance
Guarantor:	BAC
Underlying stock:	Meta Platforms, Inc. Class A common stock (Bloomberg ticker: “META UW”).
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	August 28, 2026
Original issue date:	September 2, 2026 (3 business days after the pricing date)
Maturity date:	August 31, 2029
Early redemption:

If, on any of the first eleven determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date, as set forth under “Determination Dates, Contingent Payment Dates and Early Redemption Dates” below. No further payments will be made on the securities once they have been redeemed.

Early redemption payment:

The early redemption payment per security will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date and any previously unpaid contingent quarterly coupons from prior determination dates.

Contingent quarterly coupon:

●If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold price, we will pay a contingent quarterly coupon of at least $28.375 per security (equal to a rate of at least 2.8375% per quarter or at least 11.35% per annum) on the related contingent payment date. The actual contingent quarterly coupon will be determined on the pricing date. If the contingent quarterly coupon is not paid on any contingent payment date (because the determination closing price of the underlying stock on the related determination date is less than the downside threshold price), such unpaid contingent quarterly coupon will be paid on a later contingent payment date but only if the determination closing price of the underlying stock on such later determination date is greater than or equal to the downside threshold price; provided, however, in the case of any such payment of a previously unpaid contingent quarterly coupon, that no additional amounts shall accrue or be payable in respect of such unpaid contingent quarterly coupon from and after the end of the original quarterly period for such unpaid contingent quarterly coupon. You will not receive such unpaid contingent quarterly coupons if the determination closing price of the underlying stock is less than the downside threshold price on each subsequent determination date.

●If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold price, no contingent quarterly coupon will be paid with respect to that determination date. It is possible that the underlying stock will remain below the downside threshold price for extended periods of time or even throughout the entire 3-year term of the securities so that you will receive few or no contingent quarterly coupons.

Payment at maturity:	If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:
●If the final share price is greater than or equal to the downside threshold price: ●If the final share price is less than the downside threshold price:

(i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date and any previously unpaid contingent quarterly coupons with respect to the prior determination dates

(i) the stated principal amount multiplied by (ii) the share performance factor

Downside threshold price:	$ , which is equal to 60% of the initial share price
Terms continued on the following page:
Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Estimated value on the pricing date:

Between $917.50 and $967.50 per $1,000 in principal amount of securities, which is less than the price to public listed below. The actual value of your securities at any time will reflect many factors and cannot be predicted with accuracy. See “Structuring the securities” in this pricing supplement.

Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to BofA Finance
Per security	$1,000.00	$17.50(1)
		$5.00(2)	$977.50
Total	$	$	$

(1) Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission of $17.50 for each security they sell. See “Supplement to the plan of distribution; role of BofAS and conflicts of interest” in this pricing supplement.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

There are important differences between the securities and a conventional debt security. Potential purchasers of the securities should consider the information in “Risk Factors” beginning on page 9 of this pricing supplement, page PS-4 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” in this pricing supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025 and Product Supplement STOCK-1 dated December 8, 2025

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Terms continued from previous page:
Initial share price:	$ , which is equal to the closing price of the underlying stock on the pricing date.
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
Determination dates:

Quarterly, beginning on November 30, 2026, as set forth under “Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” on page PS-18 of the accompanying product supplement. We also refer to August 28, 2029 as the final determination date.

Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date.
Contingent payment dates:	Quarterly, beginning December 3, 2026, as set forth under "Determination Dates, Contingent Payment Dates and Early Redemption Dates" below.
Share performance factor:	Final share price divided by the initial share price
Adjustment factor:

1, subject to adjustment for certain corporate events relating to the underlying stock as described in “Description of the Notes — Anti-Dilution Adjustments” beginning on page PS-20 of the accompanying product supplement.

CUSIP / ISIN:	09712GPD0 / US09712GPD06
Listing:	The securities will not be listed on any securities exchange.

Determination Dates, Contingent Payment Dates and Early Redemption Dates

Determination Dates	Contingent Payment Dates / Early Redemption Dates
November 30, 2026	December 3, 2026
March 1, 2027	March 4, 2027
May 28, 2027	June 3, 2027
August 30, 2027	September 2, 2027
November 29, 2027	December 2, 2027
February 28, 2028	March 2, 2028
May 30, 2028	June 2, 2028
August 28, 2028	August 31, 2028
November 28, 2028	December 1, 2028
February 28, 2029	March 5, 2029
May 29, 2029	June 1, 2029
August 28, 2029 (final determination date)	August 31, 2029* (maturity date)

*Denotes that such date is not an “Early Redemption Date”

The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

August 2026Page 2

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due August 31, 2029 Based on the Performance of the Class A Common Stock of Meta Platforms, Inc., which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly coupon (plus any previously unpaid contingent quarterly coupons from prior determination dates) with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 60% of the initial share price, which we refer to as the downside threshold price. It is possible that the closing price of the underlying stock could remain below the downside threshold price for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly coupons.  If the determination closing price is greater than or equal to the initial share price on any of the first eleven determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the related contingent quarterly coupon and any previously unpaid contingent quarterly coupons from prior determination dates.  If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold price, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly coupon with respect to the final determination date plus any previously unpaid contingent quarterly coupons from prior determination dates.  However, if the securities have not previously been redeemed and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1-to-1 basis. In this case, the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupons.  In addition, investors will not participate in any appreciation of the underlying stock.

Any payments on the securities depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the underlying stock. The economic terms of the securities are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the agent’s commissions and fees, if any, and the hedging related charges described below (see “Risk Factors” beginning on page 9), will reduce the economic terms of the securities to you and the initial estimated value of the securities. Due to these factors, the public offering price you pay to purchase the securities will be greater than the initial estimated value of the securities as of the pricing date.

The initial estimated value range of the securities is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the securities as of the pricing date. For more information about the initial estimated value and the structuring of the securities, see “Risk Factors” beginning on page 9 and “Structuring the securities” on page 17.

The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by BAC. The securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

August 2026Page 3

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly coupon (plus any previously unpaid contingent quarterly coupons from prior determination dates) with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 60% of the initial share price, which we refer to as the downside threshold price. The actual contingent quarterly coupon will be determined on the pricing date. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly coupon, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any of the first eleven determination dates, the determination closing price is greater than or equal to the initial share price.

￭The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date and any previously unpaid contingent quarterly coupons from prior determination dates.

￭Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold price.

￭The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date and any previously unpaid contingent quarterly coupons from prior determination dates.

￭Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold price.

￭The payment due at maturity will be equal to (i) the stated principal amount multiplied by (ii) the share performance factor. Investors will lose a significant portion, and may lose all, of their principal in this scenario.

August 2026Page 4

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First Eleven Determination Dates

Diagram #2:  Payment at Maturity if No Automatic Early Redemption Occurs

August 2026Page 5

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$100.00
Hypothetical Downside Threshold Price:	$60.00, which is 60% of the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Contingent Quarterly Coupon:	At least $28.375 per quarter per security (equal to a rate of at least 2.8375% per quarter or at least 11.35% per annum). The actual contingent quarterly coupon will be determined on the pricing date.
Stated Principal Amount:	$1,000 per security

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than or equal to the hypothetical initial share price of $100.00 on one of the first eleven determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price on each of the first eleven determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Coupon	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Coupon	Early Redemption Amount*
#1	$90.00	$28.375	N/A	$90.00	$28.375	N/A
#2	$100.00	*	$1,028.375	$40.00	$0	N/A
#3	N/A	N/A	N/A	$40.00	$0	N/A
#4	N/A	N/A	N/A	$30.00	$0	N/A
#5	N/A	N/A	N/A	$30.00	$0	N/A
#6	N/A	N/A	N/A	$30.00	$0	N/A
#7	N/A	N/A	N/A	$30.00	$0	N/A
#8	N/A	N/A	N/A	$40.00	$0	N/A
#9	N/A	N/A	N/A	$90.00	$227.00	N/A
#10	N/A	N/A	N/A	$120.00	*	$1,028.375
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

*The Early Redemption Amount includes the contingent quarterly coupon with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

￭In Example 1, the securities are automatically redeemed following the second determination date, as the determination closing price on the second determination date is equal to the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly coupon = $1,000.00 + $28.375 = $1,028.375 per security

In this example, the early redemption feature limits the term of your investment to approximately 6 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupons.

￭In Example 2, the securities are automatically redeemed following the tenth determination date, as the determination closing price on the tenth determination date is greater than the initial share price. As the determination closing price on the first determination date is greater than or equal to the downside threshold price, you receive the contingent coupon of $28.375 per security with respect to such determination date.

August 2026Page 6

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Because the determination closing price of the underlying stock is less than the downside threshold price on each of the second through eighth determination dates, you will not receive the contingent quarterly coupons applicable to those determination dates on the related contingent payment dates; however, because the determination closing price of the underlying stock on the ninth determination date is greater than the downside threshold price, the contingent quarterly coupons that would have been paid on the second through eighth contingent payment dates had the determination closing price of the underlying stock been greater than or equal to the downside threshold price on those determination dates will be paid on the ninth contingent payment date. Following the tenth determination date, you receive an early redemption amount of $1,028.375 per security, which includes the contingent quarterly coupon with respect to the tenth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupons. Further, although the underlying stock has appreciated by 20% from its initial share price as of the tenth determination date, you receive only $1,028.375 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Coupon	Early Redemption Amount*	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Coupon	Early Redemption Amount*
#1	$40.00	$0	N/A	$40.00	$0	N/A
#2	$40.00	$0	N/A	$40.00	$0	N/A
#3	$40.00	$0	N/A	$40.00	$0	N/A
#4	$40.00	$0	N/A	$40.00	$0	N/A
#5	$40.00	$0	N/A	$40.00	$0	N/A
#6	$40.00	$0	N/A	$40.00	$0	N/A
#7	$30.00	$0	N/A	$30.00	$0	N/A
#8	$30.00	$0	N/A	$30.00	$0	N/A
#9	$30.00	$0	N/A	$30.00	$0	N/A
#10	$30.00	$0	N/A	$30.00	$0	N/A
#11	$30.00	$0	N/A	$30.00	$0	N/A
Final Determination Date	$40.00	$0	N/A	$80.00	*	N/A
Payment at Maturity	$400.00			$1,340.50

*The final contingent quarterly coupon, if any, plus any previously unpaid contingent quarterly coupons from prior determination dates, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

￭In Example 3, the closing price of the underlying stock remains below the downside threshold price on every determination date. As a result, you do not receive any contingent coupons during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final share price is less than the downside threshold price, investors will receive a payment at maturity equal to the stated principal amount multiplied by the share performance factor, calculated as follows:

stated principal amount × share performance factor = $1,000.00 × ($40.00 / $100.00) = $400.00 per security

In this example, the payment at maturity is significantly less than the stated principal amount.

￭In Example 4, because the closing price of the underlying stock is less than the downside threshold price on each of the first through eleventh determination dates, you will not receive the contingent quarterly coupons applicable to those determination dates on the related contingent payment dates. In addition, the closing price of the underlying stock decreases to a final share price of $80.00. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold price, at maturity, you receive the stated principal amount plus the final contingent quarterly coupon plus any previously unpaid contingent quarterly coupons from prior determination dates. Accordingly, the contingent quarterly coupons that would have been paid on the first through eleventh contingent payment dates had the closing price of the underlying stock been greater than or equal to the downside threshold price on those determination dates will be paid on the stated maturity date. Your payment at maturity is calculated as follows:

$1,000.00 + $340.50 = $1,340.50 per security

August 2026Page 7

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

In this example, although the final share price represents a 20% decline from the initial share price, you receive the stated principal amount per security plus the final contingent quarterly coupon and any previously unpaid contingent quarterly coupons from prior determination dates, equal to a total payment of $1,340.50 per security at maturity, because the final share price is not less than the downside threshold price.

August 2026Page 8

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Risk Factors

Your investment in the securities entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the securities should be made only after carefully considering the risks of an investment in the securities, including those discussed below, with your advisors in light of your particular circumstances. The securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page PS-4 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on the cover page of this pricing supplement.

Structure-related Risks

■Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the securities at maturity. If the securities are not automatically redeemed prior to maturity and the final share price of the underlying stock is less than the downside threshold price, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the underlying stock and you will lose 1% of the principal amount for each 1% that the final share price of the underlying stock is less than the initial share price. In that case, you will lose a significant portion or all of your investment in the securities.

■Your return on the securities is limited to the return represented by the contingent quarterly coupons, if any, over the term of the securities. Your return on the securities is limited to the contingent quarterly coupons paid over the term of the securities, regardless of the extent to which the determination closing price or final share price of the underlying stock exceeds its downside threshold price or initial share price, as applicable. Similarly, the amount payable at maturity or upon an early redemption will never exceed the sum of the principal amount and the applicable contingent quarterly coupon, regardless of the extent to which the determination closing price or final share price of the underlying stock exceeds its initial share price. In contrast, a direct investment in the underlying stock would allow you to receive the benefit of any appreciation in its price. Any return on the securities will not reflect the return you would realize if you actually owned shares of an underlying stock and received the dividends paid or distributions made on them.

■The securities are subject to a potential automatic early redemption, which would limit your ability to receive the contingent quarterly coupons over the full term of the securities. The securities are subject to a potential automatic early redemption. Beginning in November 2026, the securities will be automatically called if, on any determination date (other than the final determination date), the determination closing price of the underlying stock is greater than or equal to its initial share price. If the securities are automatically called prior to the maturity date, you will be entitled to receive the principal amount and the contingent quarterly coupon with respect to the applicable determination date and no further amounts will be payable following the automatic early redemption. In this case, you will lose the opportunity to continue to receive contingent quarterly coupons after the date of the automatic early redemption. If the securities are redeemed prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the securities.

■You may not receive any contingent quarterly coupons. The securities do not provide for any regular fixed coupon payments. Investors in the securities will not necessarily receive any contingent quarterly coupons on the securities. If the determination closing price of the underlying stock is less than its downside threshold price on a determination date, you will not receive the contingent quarterly coupon applicable to that determination date (unless on a later determination date an unpaid contingent quarterly coupon is payable). If the determination closing price of the underlying stock is less than its downside threshold price on all the determination dates during the term of the securities, you will not receive any contingent quarterly coupons during the term of the securities, and will not receive a positive return on the securities.

■Your return on the securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the securities may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the securities, the contingent quarterly coupon (if any) may be less than the yield on a conventional debt security of comparable maturity.

■The contingent quarterly coupon, early redemption payment or payment at maturity, as applicable, will not reflect changes in the price of the underlying stock other than on the determination dates. The price of the underlying stock during the term of the securities other than on the determination dates will not affect payments on the securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the underlying stock while holding the securities, as the performance of the underlying stock may influence the market value of the securities. The calculation agent will determine whether each contingent quarterly coupon is payable and will calculate the early redemption payment or the payment at maturity, as applicable, by comparing only the initial share price or the downside threshold price, as applicable, to the determination closing price or the final share price for the underlying stock. No other prices of the underlying stock will be taken into account. As a result, if the securities are not automatically redeemed prior to maturity and the final share price of the underlying stock is less than the downside threshold price, you will receive less than the principal amount at maturity even if the price of the underlying stock was always above its downside threshold price prior to the final determination date.

■Any payments on the securities are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the securities. The securities are our unsecured senior debt securities. Any payment on the securities will be fully and unconditionally guaranteed by the guarantor. The securities are not guaranteed by any entity other than the guarantor. As a result, your receipt of all payments on the securities will be dependent upon our ability and the ability of the guarantor to repay our respective obligations under the securities on the applicable payment date, regardless of the closing price of the underlying stock as compared to the downside threshold price or initial share price, as applicable. No assurance can be given as to what our financial condition or the financial condition of the guarantor will be on any payment date, including the maturity date. If we and the guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the securities and you could lose all of your initial investment.

August 2026Page 9

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

In addition, our credit ratings and the credit ratings of the guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the securities. However, because your return on the securities depends upon factors in addition to our ability and the ability of the guarantor to pay our respective obligations, such as the price of the underlying stock, an improvement in our or the guarantor’s credit ratings will not reduce the other investment risks related to the securities.

■We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the guarantor, and are dependent upon the guarantor and/or its other subsidiaries to meet our obligations under the securities in the ordinary course. Therefore, our ability to make payments on the securities may be limited.

Valuation- and Market-related Risks

■The price to public you pay for the securities will exceed their initial estimated value. The range of initial estimated values of the securities that is provided on the cover page of this pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the guarantor, the guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the underlying stock, changes in the guarantor’s internal funding rate, and the inclusion in the price to public of the agent’s commissions and fees, if any, and the hedging related charges, all as further described in “Structuring the securities” below. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your securities in any secondary market (if any exists) at any time. The value of your securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the underlying stock, our and BAC’s creditworthiness and changes in market conditions.

■We cannot assure you that a trading market for your securities will ever develop or be maintained. We will not list the securities on any securities exchange. We cannot predict how the securities will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

■Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the securities and their market value. We, the guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares of the underlying stock, or futures or options contracts or exchange traded instruments on the underlying stock, or other listed or over-the-counter derivative instruments whose value is derived from the underlying stock. We, the guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the securities. These transactions may present a conflict of interest between your interest in the securities and the interests we, the guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the price of the underlying stock in a manner that could be adverse to your investment in the securities. On or before the pricing date, any purchases or sales by us, the guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the securities), may adversely affect the price of the underlying stock. Consequently, the price of the underlying stock may change subsequent to the pricing date, which may adversely affect the market value of the securities.

We, the guarantor or one or more of our other affiliates, including BofAS, also expect to engage in hedging activities that could adversely affect the price of the underlying stock on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your securities prior to maturity, and may adversely affect the amounts to be paid on the securities. We, the guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the securities or the underlying stock and may hold or resell the securities or the underlying stock. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the price of the underlying stock, the market value of your securities prior to maturity or the amounts payable, if any, on the securities.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the securities and, as such, will make a variety of determinations relating to the securities, including the amounts that will be paid on the securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

August 2026Page 10

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Underlying Stock-related Risks

■The Underlying Company will have no obligations relating to the securities. Meta Platforms, Inc. (the “Underlying Company”) will not have any financial or legal obligation with respect to the securities or the amounts to be paid to you, including any obligation to take our interest or the interests of the securityholders into consideration for any reason, including when taking any corporate actions that might adversely affect the value of the underlying stock or the value of the securities. The Underlying Company will not receive any of the proceeds from any offering of the securities, and will not be responsible for, or participate in, the offering of the securities. The Underlying Company will not be responsible for, or participate in, the determination or calculation of any payment(s) on the securities. None of us, the guarantor, BofAS or our other affiliates has made any due diligence inquiry with respect to the underlying stock or Underlying Company in connection with the offering of the securities.

■The business activities of us, the guarantor and any of our other affiliates, including BofAS, relating to the Underlying Company may create conflicts of interest with you. We, the guarantor and/or our other affiliates, including BofAS, at the time of any offering of the securities or in the future, may engage in business with the Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to that Underlying Company, its affiliates, and its competitors.

■The terms of the securities will not be adjusted for all corporate events that could affect the Underlying Company. The adjustment factor of the underlying stock, the determination of the payments on the securities, and other terms of the securities may be adjusted for the specified corporate events affecting the underlying stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-20 of the accompanying product supplement. However, these adjustments do not cover all corporate events that could affect the market price of the underlying stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the adjustment factor or the amounts that may be paid on the securities at maturity may adversely affect the price of the underlying stock, and, as a result, the market value of the securities.

Tax-related Risks

■The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or securities similar to the securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain. Under the terms of the securities, you will have agreed with us to treat the securities as contingent income-bearing single financial contracts, as described below under “Additional Information About the Securities—Tax considerations—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income, gain or loss with respect to the securities may differ. No ruling will be requested from the IRS with respect to the securities and no assurance can be given that the IRS will agree with the statements made in the section entitled “Additional Information About the Securities—Tax considerations.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities.

August 2026Page 11

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Meta Platforms, Inc.

We have derived the following information on the underlying stock and  the Underlying Company from publicly available documents. Because the underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s web site at sec.gov by reference to the CIK number set forth below.

This document relates only to the offering of the securities and does not relate to any offering of underlying stock or any other securities of the Underlying Company. None of us, the guarantor, BofAS or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the securities. None of us, the guarantor, BofAS or any of our other affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Company and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the underlying stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the price of the underlying stock and therefore could affect your return on the securities. The selection of the underlying stock is not a recommendation to buy or sell the underlying stock.

Meta Platforms, Inc. operates as a social technology company. The Underlying Company builds applications and technologies that help people connect, find communities, and grow businesses. The Underlying Company is also involved in advertisements and augmented and virtual reality. This underlying stock trades on the Nasdaq Global Select Market under the symbol “META”. The Underlying Company’s CIK number is 0001326801.

Information as of market close on August 17, 2026:

Bloomberg Ticker Symbol:	META UW
Exchange:	Nasdaq
Current Stock Price:	$568.97
52 Weeks Ago:	$751.48
52 Week High (on 09/18/2025):	$780.25
52 Week Low (on 03/27/2026):	$525.72

The closing price of the underlying stock on August 17, 2026 was $568.97. The following graph sets forth the daily closing prices of the underlying stock for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlying stock has at times experienced periods of high volatility. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying stock at any time.

August 2026Page 12

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Underlying Stock Daily Closing Prices January 2, 2021 to August 17, 2026

*The gray solid line indicates the hypothetical downside threshold price, which is 60% of the hypothetical initial share price as of August 17, 2026.

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of the underlying stock issuer. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described above. In connection with this offering of securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying stock issuer. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying stock issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the closing price of the underlying stock on the day on which the initial share price is determined) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying stock issuer could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

August 2026Page 13

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement, or prospectus, the terms described herein shall control.
Denominations:	The securities will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Calculation agent:	BofAS, an affiliate of BofA Finance.
Events of default and acceleration:

If an event of default, as defined in the senior indenture relating to the securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the securities occurs and is continuing, the amount payable to a holder of the securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Payment at maturity” above, calculated as though the date of acceleration were the maturity date of the securities and as though the final determination date were the third trading day prior to the date of acceleration. We will also determine whether the final contingent quarterly coupon is payable based upon the closing price of the underlying stock on the deemed final determination date; any such final contingent quarterly coupon will be prorated by the calculation agent to reflect the length of the final contingent quarterly coupon period. In case of a default in the payment of the securities, whether at their maturity or upon acceleration, the securities will not bear a default interest rate.

August 2026Page 14

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Tax considerations:

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the securities supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the securities are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the securities upon original issuance and will hold the securities as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the securities, we intend to treat the securities for all tax purposes as contingent income-bearing single financial contracts with respect to the underlying stock and under the terms of the securities, we and every investor in the securities agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the securities in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the securities as contingent income-bearing single financial contracts with respect to the underlying stock. This discussion assumes that the securities constitute contingent income-bearing single financial contracts with respect to the underlying stock for U.S. federal income tax purposes. If the securities did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the securities is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the securities.

We will not attempt to ascertain whether the issuer of the underlying stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of the underlying stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the securities. You should refer to information filed with the SEC by the issuer of the underlying stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the underlying stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any contingent quarterly coupon on the securities is uncertain, we intend to take the position, and the following discussion assumes, that any contingent quarterly coupon constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the securities you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any contingent quarterly coupon as described in the preceding sentence.

August 2026Page 15

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the securities prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any contingent quarterly coupon, which would be taxed as described above) and the U.S. Holder’s tax basis in the securities. A U.S. Holder’s tax basis in the securities will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the securities for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the securities, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the securities. In particular, the IRS could seek to subject the securities to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the securities would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the securities generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the securities generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the securities could be treated as a unit consisting of a deposit and a put option written by the security holder, in which case the timing and character of income on the securities would be affected significantly.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the securities. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the securities, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the securities.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the securities should be treated as ordinary gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the securities (including any contingent quarterly coupon) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any contingent quarterly coupon made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities (not including, for the avoidance of doubt, amounts representing any contingent quarterly coupon which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the securities or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the securities or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

August 2026Page 16

BofA Finance LLC

Contingent Income Auto-Callable Securities due August 31, 2029
Based on the Performance of the Class A Common Stock of Meta Platforms, Inc.
Principal at Risk Securities

If a Non-U.S. Holder of the securities is engaged in the conduct of a trade or business within the U.S. and if any contingent quarterly coupon and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the securities, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such contingent quarterly coupon and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the securities. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying stock or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the underlying stock or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a security.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Structuring the securities:

The securities are our debt securities, the return on which is linked to the performance of the underlying stock. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the securities, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the securities on the pricing date being less than their price to public.

The initial estimated value range of the securities is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the securities as of the pricing date.

In order to meet our payment obligations on the securities, at the time we issue the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the underlying stock, the tenor of the securities and the hedging arrangements. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page 9 above and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Supplement to the plan of distribution; role of BofAS and conflicts of interest:

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as agent in the distribution of the securities. Accordingly, the offering of the securities will conform to the requirements of FINRA Rule

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Principal at Risk Securities

5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the securities occurs more than one business day from the pricing date, purchasers who wish to trade the securities more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated agent’s commissions and fees, if any. BofAS will sell the securities to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the securities to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same discount. Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document. The costs included in the original issue price of the securities will include a fee paid by BofAS to LFT Securities, LLC, an entity in which an affiliate of BofAS and an affiliate of Morgan Stanley Wealth Management have ownership interests, for providing certain electronic platform services with respect to this offering.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the securities. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the securities, BofAS may offer to buy the securities in the secondary market at a price that may exceed the initial estimated value of the securities. Any price offered by BofAS for the securities will be based on then-prevailing market conditions and other considerations, including the performance of the underlying stock and the remaining term of the securities. However, none of us, the guarantor, BofAS or any of our other affiliates is obligated to purchase your securities at any price or at any time, and we cannot assure you that any party will purchase your securities at a price that equals or exceeds the initial estimated value of the securities.

Any price that BofAS may pay to repurchase the securities will depend upon then prevailing market conditions, the creditworthiness of us and the guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the securities.

Sales Outside of the United States

The securities have not been approved for public sale in any jurisdiction outside of the United States.  There has been no registration or filing as to the securities with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the securities in any jurisdiction other than the United States. As such, these securities are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:

●Australia

●Barbados

●Belgium

●Crimea

●Cuba

●Curacao Sint Maarten

●Gibraltar

●Indonesia

●Iran

●Italy

●Malaysia

●New Zealand

●North Korea

●Russia

●Syria

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-70 of the accompanying prospectus supplement.

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Principal at Risk Securities

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of securities in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of securities which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of securities other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the securities offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

Where you can find more information:

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement.

The terms and risks of the securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

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Principal at Risk Securities

●Product Supplement STOCK-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311322/d52179d424b2.htm

●Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement STOCK-1 to “Observation Date”, “Closing Market Price” and “Price Multiplier” shall be deemed to refer to “determination date”, “closing price” and “adjustment factor” respectively.

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